As filed with the Securities and Exchange         Registration Nos. 3361394/333-
Commission on September 5, 2002                   61394-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 POST EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                       TANGER FACTORY OUTLET CENTERS, INC.
                      TANGER PROPERTIES LIMITED PARTNERSHIP
             (Exact name of Registrant as specified in its charter)

   TANGER FACTORY OUTLET CENTERS, INC., a       3200 Northline Avenue, Suite 360      TANGER FACTORY OUTLET CENTERS, INC.
         North Carolina Corporation             Greensboro, North Carolina 27408                 - 56-1815473
                                                         (336) 292-1108                    TANGER PROPERTIES LIMITED
   TANGER PROPERTIES LIMITED PARTNERSHIP,                                                  PARTNERSHIP - 56-1822494
        a North Carolina Partnership

      (State or other jurisdiction of
       Incorporation or organization)           (Address and telephone number of        (I.R.S. Employer Identification
                                                Registrant's principal executive                    Number)
                                                            offices)

              Stanley K. Tanger, Chairman of the Board of Directors
                       Tanger Factory Outlet Centers, Inc.
                        3200 Northline Avenue, Suite 360
                        Greensboro, North Carolina 27408
                                 (336) 292-3010
            (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:
                              Raymond Y. Lin, Esq.
                                Latham & Watkins
                          885 Third Avenue, Suite 1000
                            New York, New York 10022
                                 (212) 906-1200

                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

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                                EXPLANATORY NOTE

       This Post-Effective Amendment No. 3 to Registration Statement on Form S-3 (Nos. 333-61394, 333-61394-01) is filed pursuant to Rule 462(d) solely to add the following exhibit not previously filed with such Registration Statement.

       ITEM 16.  EXHIBITS.

               25       Statement of Eligibility of Trustee on Form T-1







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                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing and has duly caused this Post-Effective Amendment No. 3 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on September 5, 2002.


                             TANGER FACTORY OUTLET CENTERS, INC.


                             By: /s/ Steven B. Tanger
                                 ----------------------------------------
                                 Steven B. Tanger
                                 Director, President and Chief Operating Officer



                             TANGER PROPERTIES LIMITED PARTNERSHIP

                             By: Tanger GP Trust, its sole general partner



                             By: /s/ Steven B. Tanger
                                 ----------------------------------------
                                 Steven B. Tanger
                                 President and Trustee of Tanger GP Trust


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       Pursuant to the requirements of the Securities Act of 1933, this
Post-Effective Amendment No. 3 to Form S-3 has been signed below by the following persons in the capacities indicated on the 5h day of September 2002:

              SIGNATURE                                         TITLE                                    DATE
              ---------                                         -----                                    ----

                  *                                                                               September 5, 2002
--------------------------------------
          Stanley K. Tanger            Chairman of the Board of Directors and Chief Executive
                                       Officer (principal executive officer), Tanger Factory
                                       Outlet Centers, Inc.

                                       Chairman of the Board of Directors and Chief Executive
                                       Officer (principal executive officer), Tanger GP Trust


                  *                                                                               September 5, 2002
--------------------------------------
          Steven B. Tanger             Director, President and Chief Operating Officer, Tanger
                                       Factory Outlet Centers, Inc.

                                       President and Trustee, Tanger GP Trust


                  *                                                                               September 5, 2002
--------------------------------------
             Jack Africk               Director, Tanger Factory Outlet Centers, Inc.

                                       Trustee, Tanger GP Trust


                  *                                                                               September 5, 2002
--------------------------------------
           William Benton              Director, Tanger Factory Outlet Centers, Inc.

                                       Trustee, Tanger GP Trust


                  *                                                                               September 5, 2002
--------------------------------------
         Thomas E. Robinson            Director, Tanger Factory Outlet Centers, Inc.

                                       Trustee, Tanger GP Trust


                  *                                                                               September 5, 2002
--------------------------------------
      Frank C. Marchisello, Jr.        Senior Vice President and Chief Financial Officer
                                       (principal accounting and finance officer), Tanger
                                       Factory Outlet Centers, Inc.

                                       Treasurer and Trustee (principal accounting and finance
                                       officer), Tanger GP Trust



              SIGNATURE                                         TITLE                                    DATE
              ---------                                         -----                                    ----

     *By: /s/ Steven B. Tanger
          -----------------------------
          Name: Steven B. Tanger
          Title: Attorney-in-Fact


                                  EXHIBIT INDEX


  EXHIBIT
    NO.                 DESCRIPTION OF EXHIBIT
    ---                 ----------------------


    25                  Statement of Eligibility of Trustee on Form T-1